EXHIBIT 23.1


                            KYLE L. TINGLE, CPA, LLC


To Whom It May Concern:                              October 10, 2006



The firm of Kyle L. Tingle, Certified Public Accountant, LLC hereby consents to the inclusion of its report of October 10, 2006 accompanying the audited financial statements of Financial Star Direct Placement, Inc., as at September 30, 2006, in the Form 10-SB Registration Statement.

Very truly yours,


/s/ KYLE L. TINGLE
------------------------
Kyle L. Tingle, CPA